Exhibit (d)(2)(vi)

Schedule A to Amended and Restated Portfolio Management Agreement

Revised as of November 1, 2015

Fund	Annual Fee Rate*
AllianzGI NFJ All-Cap Value Fund	0.55%
AllianzGI NFJ Dividend Value Fund	0.35%
AllianzGI NFJ International Value Fund	0.50%
AllianzGI NFJ Large-Cap Value Fund	0.35%
AllianzGI NFJ Mid-Cap Value Fund	0.45%
AllianzGI NFJ Small-Cap Value Fund	0.50%

*	The Annual Fee Rates are based on the average daily net assets of the particular Fund taken separately.

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and NFJ INVESTMENT GROUP LLC have each caused this Schedule A to the Amended and Restated Portfolio Management Agreement dated May 5, 2000, as amended or novated therafter, to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman-Management Board

NFJ INVESTMENT GROUP LLC

By:	/s/ Barbara Claussen
Name:	Barbara Claussen
Title:	Managing Director

[Schedule A to NFJ AF Amended and Restated Portfolio Management Agreement]